Exhibit 23.1

Deloitte Touche Tohmatsu

Av. Presidente Wilson, 231 - 22º

Rio de Janeiro - RJ - 20030-905

Brasil

Tel: + 55 (21) 3981-0500

Fax:+ 55 (21) 3981-0600

www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-185927 of our report dated August 23, 2012 relating to the combined financial statements of QGOG Constellation S.A, appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE TOUCHE TOHMATSU

Rio de Janeiro, Brazil

January 18, 2013

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

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